Exhibit 3.1(xiv)

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

BENJAMIN SHAW (PONTEFRACT) LIMITED

(as amended by Special Resolution passed on 27 January 1994)

1 The Company’s name is “THOA COMPUTERS LIMITED”*.

2 The Company’s registered office is to be situate in England and Wales.

3 The Company’s objects are:—

3.1 to manufacture, pack, distribute and sell beverages.

*	By special resolution dated 26 January 1994 the name of the Company was changed to Benjamin Shaw (Pontefract) Limited.

G12ART 3130	– 1 –

3.2 To carry on any other business or activity of any nature whatsoever which may seem to the Directors to be capable of being conveniently or advantageously carried on in connection or conjunction with any business of the Company hereinbefore or hereinafter authorised or to be expedient with a view directly or indirectly to enhancing the value of or to rendering profitable or more profitable any of the Company’s assets or utilising its skills, know-how or expertise.

3.3 To subscribe, underwrite, purchase, or otherwise acquire, and to hold, dispose of, and deal with, any shares or other securities or investments of any nature whatsoever, and any options or rights in respect thereof or interests therein, and to buy and sell foreign exchange.

3.4 To draw, make, accept, endorse, discount, negotiate, execute, and issue, and to buy, sell and deal with bills of exchange, promissory notes, and other negotiable or transferable instruments or securities.

3.5 To purchase, or otherwise acquire for any estate or interest any property (real or personal) or assets or any concessions, licenses, grants, patents, trade marks, copyrights or other exclusive or non-exclusive rights of any kind and to hold, develop and turn to account and deal with the same in such manner as may be thought fit and to make experiments and tests and to carry on all kinds of research work.

3.6 To build, construct, alter, remove, replace, equip, execute, carry out, improve, work, develop, administer, maintain, manage or control buildings, structures or facilities of all kinds, whether for the purposes of the Company or for sale, letting or hire to or in return for any consideration from any company, firm or person, and to contribute to or assist in or carry out any part of any such operation.

G12ART 3130	– 2 –

3.7 To amalgamate or enter into partnership or any joint venture or profit/loss-sharing arrangement or other association with any company, firm, person or body.

3.8 To purchase or otherwise acquire and undertake all or any part of the business, property and liabilities of any company, firm, person or body carrying on any business which the Company is authorised to carry on or possessed of any property suitable for the purposes of the Company.

3.9 To promote, or join in the promotion of, any company, whether or not having objects similar to those of the Company.

3.10 To borrow and raise money and to secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit and in particular by mortgages and charges upon all or any part of the undertaking, property and assets (present and future) and the uncalled capital of the Company, or by the creation and issue of debentures, debenture stock or other securities of any description.

3.11 To advance, lend or deposit money or give credit to or with any company, firm or person on such terms as may be thought fit and with or without security.

3.12 To guarantee or give indemnities or provide security, whether by personal covenant or by mortgage or charge upon all or any part of the undertaking, property and assets (present and future) and the uncalled capital of the Company, or by all or any such methods, for the performance of any contracts or obligations, and the payment of capital or principal (together with any premium) and dividends or interest on any shares, debentures or other securities, of any person, firm or company including (without limiting the generality of the foregoing) any company which is for the time being a holding company of the Company or another subsidiary of any such holding company or is associated with the Company in business.

G12ART 3130	– 3 –

3.13 To issue any securities which the Company has power to issue for any other purpose by way of security or indemnity or in satisfaction of any liability undertaken or agreed to be undertaken by the Company.

3.14 To sell, lease, grant licences, easements and other rights over, and in any other manner deal with or dispose of, the undertaking, property, assets, rights and effects of the Company or any part thereof for such consideration as may be thought fit, and in particular for shares or other securities, whether fully or partly paid up.

3.15 To procure the registration, recognition or incorporation of the Company in or under the laws of any territory outside England.

3.1.6 To subscribe or guarantee money for any national, charitable, benevolent, public, general, or useful object or for any purpose which may be considered likely directly or indirectly to further the interests of the Company or of its members.

3.17 To establish and maintain or contribute to any pension or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any individuals who are or were at any time in the employment or service of the Company or of any company which is its holding company or is a subsidiary of the Company or any such holding company or otherwise is allied to or associated with the Company or any of the predecessors of the Company or any other such company as aforesaid, or who are or were at any time directors or officers of the Company or of any such other company, and the wives, widows, families and dependants of any such individuals; to establish and subsidise or subscribe to any institutions, associations, clubs or funds which may be considered likely to benefit any such persons or to further the interests of the Company or of any such other company; and to make payments for or towards the insurance of any such persons.

G12ART 3130	– 4 –

3.18 To establish and maintain, and to contribute to, any scheme for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of its employees or for or employees, or those of its subsidiary or holding company or subsidiary of its holding company, or by or for the benefit of such other persons as may for the time being be permitted by law, or any scheme for sharing profits with its employees or those of its subsidiary and/or associated companies, and (so far as for the time being permitted by law) to lend money to employees of the Company or of any company which is its holding company or is a subsidiary of the Company or any such holding company or otherwise is allied to or associated with the Company with a view to enabling them to acquire shares in the Company or its holding company.

3.19 (i) To purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers or employees or auditors of the Company, or of any other company which is its holding company or in which the Company or such holding company or any of the predecessors of the Company or of such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or of any such other company, or who are or were at any time trustees of any pension fund in which any employees of the Company or of any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to the Company or any such other company, subsidiary undertaking or pension fund and (ii) to such extent as may be permitted by law otherwise to indemnity or to exempt any such person against or from any such liability; for the purposes of this clause “holding company’ and “subsidiary undertaking” shall have the same meanings as in the Companies Act 1985 as amended by the Companies Act 1989.

G12ART 3130	– 5 –

3.20 To distribute among members of the Company in specie or otherwise, by way of dividend or bonus or by way of reduction of capital, all or any of the property or assets of the Company, or any proceed of sale or other disposal of any property or assets of the Company, with and subject to any incident authorised and consent required by law.

3.21 To do all or any of the things and matters aforesaid in any part of the world, and either as principals, agents, contractors, trustees or otherwise, and by or through trustees, agents, subsidiary companies or otherwise, and either alone, or in conjunction with others.

3.22 To do all such other things as may be considered to be incidental or conducive to any of the above objects.

And it is hereby declared that the objects of the Company as specified in each of the foregoing paragraphs of this Clause (except only if and so far as otherwise expressly provided in any paragraph) shall be separate and distinct objects of the Company and shall not be in any way limited by reference to any other paragraph or the order in which the same occur or the name of the Company.

4 The liability of the members is limited.

5 The Company’s share capital is £100 divided into ordinary shares of £1 each.

By special resolution passed on 27 January 1994, the Company’s share capital was increased and reclassified so as to consist of £2,200 divided into 102 ‘A’ Shares of £1 each, 98 ‘B’ Shares of £1 each and 2000 Preference Shares of £1 each.

G12ART 3130	– 6 –

WE, the Subscribers to this Memorandum of Association, wish to be formed into a Company pursuant to this Memorandum: and we agree to take the number of Shares shown opposite our respective names.

NAMES AND ADDRESSES OF SUBSCRIBERS	Number of Shares taken by each Subscriber

Combined Nominees Limited 16-26 Banner Street London EC1Y 8QE	One

Combined Secretarial Services Limited 16-26 Banner Street London EC1Y 8QE	One

Total Shares taken:	TWO

DATED 1 January 1993.

WITNESS to the above Signatures:–

B R Millar

Crwys House

33 Crwys Road

Cardiff CF2 4YF

G12ART 3130	– 7 –

NO:2836071

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

ORDINARY RESOLUTION OF COTT UK LIMITED

AT AN EXTRAORDINARY GENERAL MEETING of the Company duly converted and held on 199 at 5 Princes Gate, London SW7 1QJ the following Resolution were duly passed:-

ORDlNARY RESOLUTIONS

1	THAT:-

1.1	the authorised share capital of the Company be increased from £2,200 to £50,000,000 by the creation of 49,997,800 ordinary shares of £1 each to rank pari passu in all respects with the existing ordinary shares of £1.00 each in the capital of the Company.

2	THAT:-

2.1	the Directors be generally and unconditionally authorised pursuant to and in accordance with Section 80 of the Companies Act 1985 to exercise for the period of 5 years from the date of the passing of this Resolution all the powers of the Company to allot relevant securities up to the aggregate nominal amount of £49,997,800;

2.2	by such authority the Directors may make offers or agreements which would or might require the allotment of relevant securities after the expiry of such period; and

2.3	words and expressions defined in or for the purposes of the said Section 80 shall have the same meanings in this Resolution.

SPECIAL RESOLUTION

3	THAT the Articles of Association of the Company be and are hereby altered by deleting the existing Article 2 and substituting therefor the following new Article 2:-

“2.The share capital of the Company as at 15 January 1996 is £50,000,000 divided into 49,998,000 ordinary shares of £l each and 2,000 preference shares of £1 each.

Chairman

Hackwood Securities Limited (RJA)

Barrington House

59-67 Gresham Street

London EC2V 7JA

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

(Adopted by a Special Resolution passed on 17 July 1995 - Clause 2 amended 15 January 1996)

OF

COTT BEVERAGES LIMITED

PRELIMINARY

1	The regulations contained in Table A in The Companies (Tables A to F) Regulations 1985 (as amended so as to affect companies first registered on the dale of adoption of these Articles) shall, except as hereinafter provided and so far as not inconsistent with the provisions of these Articles, apply to the Company to the exclusion of all other regulations or Articles of Association. References herein to regulations are to regulations in the said Table A unless otherwise stated.

SHARE CAPITAL

2	[1]The share capital of the Company as at 15 January 1996 is £50,000,000 divided into 49,998,000 ordinary shares of £1 each and 2,000 preference shares of £1 each.

3	(A) Subject to Section 80 of the Act, all unissued shares shall be at the disposal of the Directors and they may allot, grant options over or otherwise dispose of them to such persons, at such times, and on such terms as they think proper.

(B) Section 89(1) of the Act shall not apply to the allotment by the Company of equity securities.

(C) Words and expressions defined in or for the purposes of the said Section 80 or the said Section 89 shall bear the same meanings in this Article.

4	The rights attaching to the Preference Shares are as follows.

[1]	Amended by Special Resolution passed on 15 January 1996.

(A)	Income

Out of the profits available for distribution and resolved to be distributed, the holders of the Preference Shares shall be entitled in priority to any payment of dividend to the holders of any other class of shares to be paid in respect of each financial year or other accounting period of the Company a fixed preferential dividend (“preferential dividend”) at the rate of  1/2 per cent per annum (exclusive of any associated tax credit available to shareholders) on the nominal capital for the time being paid up or credited as paid up thereon, such dividend to be paid half-yearly on 25 March and 29 September (or, if any such date shall be a Saturday, Sunday or public holiday in England, on the first business day following such date) (“fixed dividend dates”) in each year in respect of the half-years ending on those respective dates, save that the first such payment in respect of each Preference Share shall be made on a pro-rata basis on 29 September 1994 from such date as the Directors may determine up to and including such date. Payments of preferential dividends shall be made to holders on the register at any date selected by the Directors up to 42 days prior to the relevant fixed dividend date. The holders of the Preference Shares shall not be entitled to any further right of participation in the profits of the Company.

(B)	Capital

On a return of capital on winding-up or (other than on conversion or purchase of shares) otherwise, the holders of the Preference Shares shall be entitled in priority to any payment to the holders of any other class of shares to the repayment of a sum equal to the nominal capital paid up or credited as paid up on the Preference Shares held by them respectively together with a sum equal to all arrears and accruals (if any) of the said preferential dividend irrespective of whether or not such dividend has been declared or earned or become due and payable, to be calculated down to and including the date of commencement of the winding-up (in the case of a winding-up) or the return of capital (in any other case). The holders of the Preference Shares shall not be entitled to any further right of participation in the assets of the Company.

(C)	Voting and General Meetings

The Preference Shares shall not confer on the holders thereof the right to receive notice of, attend, speak or vote at any General Meeting of the Company but they shall entitle the holders to receive copies of notices of General Meetings for information only.

TRANSFER OF SHARES

5	The Directors shall have the right in their absolute discretion and without assigning any reason therefor to refuse to register a transfer of shares. Regulation 24 shall not apply.

PROCEEDINGS AT GENERAL MEETINGS

6	In the case of a corporation a resolution in writing may be signed on its behalf by a Director or the Secretary thereof or by its duly appointed attorney or duly authorised representative. Regulation 53 shall be extended accordingly. Regulation 53 (as so extended) shall apply mutatis mutandis to resolutions in writing of any class of members of the Company.

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An instrument appointing a proxy (and, where it is signed on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof) must either be delivered at such place or one of such places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting (or, if no place is so specified, at the registered office) before the time appointed for holding the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used or be delivered to the

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Secretary (or the chairman of the meeting) on the day and at the place of, but in any event before the time appointed for holding, the meeting or adjourned meeting or poll. The instrument may be in the form of a facsimile or other machine made copy and shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates. An instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not require again to be delivered for the purposes of any subsequent meeting to which it relates. Regulation 62 shall not apply.

VOTES OF MEMBERS

8	At a general meeting, but subject to any rights or restrictions attached to any shares, on a show of hands every member present in person or by proxy (or being a corporation present by a duly authorised representative) shall have one vote, and on a poll every member who is present in person or by proxy shall have one vote for every share of which he is the holder. Regulation 54 shall not apply.

NUMBER OF DIRECTORS

9	The Directors shall not be less than one in number. Regulation 64 shall be modified accordingly.

ALTERNATE DIRECTORS

10	(A) Any director (other than an alternate director) may by notice in writing to the Company appoint any other director, or any other person who is willing to act, to be an alternate director and remove from office an alternate director so appointed by him. Regulation 65 of Table A shall not apply.

(B) An alternate Director shall be entitled to receive notices of meetings of the Directors and of any committee of the Directors of which his appointor is a member and shall be entitled to attend and vote as a Director and be counted in the quorum at any such meeting at which his appointor is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director. If he shall be himself a Director or shall attend any such meeting as an alternate for more than one Director, his voting rights shall be cumulative but he shall not be counted more than once for the purposes of the quorum. If his appointor is for the time being absent from the United Kingdom or temporarily unable to act through ill health or disability his signature to any resolution in writing of the Directors shall be as effective as the signature of his appointor. An alternate Director shall not (save as aforesaid) have power to act as a Director, nor shall he be deemed to be a Director for the purposes of these Articles, nor shall he be deemed to be the agent of his appointor. Regulations 66 and 69 shall not apply.

(C) An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

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DELEGATION OF DIRECTORS’ POWERS

11	In addition to the powers to delegate contained in Regulation 72, the Directors may delegate any of their powers or discretions (including without prejudice to the generality of the foregoing all powers and discretions whose exercise involves or may involve the payment of remuneration to or the conferring of any other benefit on all or any of the Directors) to committees consisting of one or more Directors and (if thought fit) one or more other named person or persons to be co-opted as hereinafter provided, insofar as any such power or discretion is delegated to a committee, any reference in these Articles to the exercise by the Directors of the power or discretion so delegated shall be read and construed as if it were a reference to the exercise thereof by such committee. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations which may from time to time be imposed by the Directors. Any such regulations may provide for or authorise the co-option to the committee of persons other than Directors and may provide for members who are not Directors to have voting rights as members of the committee but so that (a) the number of members who are not Directors shall be less than one-half of the total number of members of the committee and (b) no resolution of the committee shall be effective unless passed by a majority including at least one member of the committee who is a Director. Regulation 72 shall be modified accordingly.

APPOINTMENT AND RETIREMENT OF DIRECTORS

12	The Directors shall not be subject to retirement by rotation. Regulations 73 to 75 and the second and third sentences of Regulation 79 shall not apply, and other references in the said Table A to retirement by rotation shall be disregarded.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

13	(A) The office of a Director shall be vacated in any of the events specified in regulation 81 and also if he shall in writing offer to resign and the Directors shall resolve to accept such offer or if he shall be removed from office by notice in writing signed by all his co-Directors (being at least two in number) but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(B) Any provision of the Act which, subject to the provisions of the articles, would have the effect of rendering any person ineligible for appointment or election as a Director or liable to vacate office as a Director on account of his having reached any specified age or of requiring special notice or any other special formality in connection with the appointment or election of any Director over a specified age, shall not apply to the Company.

REMUNERATION OF DIRECTORS

14	Any Director who serves on any committee, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the Directors may determine. Regulation 82 shall be extended accordingly.

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PROCEEDINGS OF DIRECTORS

15	The Directors, and any committee of the Directors, shall be deemed to meet together if, being in separate locations, they are nonetheless linked by conference telephone or other communication equipment which allows those participating to hear and speak to each other, and a quorum in that event shall be two persons so linked. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting then is.

16	On any matter in which a Director is in any way interested he may nevertheless vote and be taken into account for the purposes of a quorum and (save as otherwise agreed) may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him thereunder or in consequence thereof. Regulations 94 to 98 shall not apply.

17	Directors who are absent from the United Kingdom shall be entitled to the same notice of all meetings of the Directors as Directors not so absent and the third sentence of Regulation 88 shall not apply. If a Director who is absent from the United Kingdom does not advise the Company in writing of his overseas address, notice to his usual address in the United Kingdom shall be deemed sufficient notice for the purposes of this Article.

NOTICES

18	A member whose registered address is not within the United Kingdom shall be entitled to have notices sent to him as if he were a member with a registered address within the United Kingdom and the last sentence of Regulation 112 shall not apply.

INDEMNITY

19	(A) Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which Judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

(B) Without prejudice to paragraph (A) of this Article the Directors shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time Directors, officers or employees of any Relevant Company (as defined in paragraph (C) of this Article) or who are or were at any time trustees of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or In the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme.

(C) For the purpose of paragraph (B) of this Article “Relevant Company” shall mean the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body.

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OVERRIDING PROVISIONS

20	Any member holding, or any members together holding, shares carrying not less than 90 per cent of the votes which may for the time being be cast at a general meeting of the Company may at any time and from time to time:-

(a)	appoint any person to be a Director (whether to fill a vacancy or as an additional Director);

(b)	remove from office any Director howsoever appointed but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company;

(c)	by notice to the Company require that no unissued shares shall be issued or agreed to be issued or put under option without the consent of such member or members;

(d)	restrict any or all powers of the Directors in such respects and to such extent as such member or members may by notice to the Company from time to time prescribe.

Any such appointment, removal, consent or notice shall be in writing served on the Company and signed by the Member or members. No person dealing with the Company shall be concerned to see or enquire as to whether the powers of the Directors have been in any way restricted hereunder or as to whether any requisite consent of such member or members has been obtained and no obligation incurred or security given or transaction effected by the Company to or with any third party shall be invalid or ineffectual unless the third party has at the time express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the Directors.

To the extent of any inconsistency this Article shall have overriding effects as against all other provisions of these Articles.

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No. 2836071

The Companies Act 1985

Private Company Limited by Shares

Written Resolutions of Cott Beverages Limited

The following resolutions were passed as written resolutions of the Company on 15 June 2000 in accordance with the Articles of Association of the Company.

Ordinary Resolutions

1	THAT the capital of the Company be increased from £50,000,000 to £75,000,000 by the creation of a further 25,000,000 ordinary shares of £1 each to rank pari passu in all respects with the existing ordinary shares of £1 each in the capital of the Company.

2	THAT:-

2.1	the Directors be generally and unconditionally authorised pursuant to and in accordance with Section 80 of the Companies Act 1985 to exercise for the period of five years from the date of the passing of this resolution all the powers of the Company to allot relevant securities up to the aggregate nominal amount of £25,376,390;

2.2	by such authority the Directors may make offers or agreements which would or might require the allotment of relevant securities after the expiry of such period; and

2.3	words and expressions defined in or for the purposes of the said Section 80 shall have the same meanings in this resolution.

Special Resolution

3	THAT the Articles of Association of the Company be and are hereby altered by deleting the existing Article 2 and substituting therefor the following new Article 2:-

“2	The share capital of the Company as at 15 June 2000 is £75,000,000 divided into 74,998,000 ordinary shares of £1 each and 2000 preference shares of £1 each.”

/s/ Authorized Signatory
For Hackwood Secretaries Limited Secretary

Hackwood Secretaries Limited (RJA)

One Silk Street

London EC2Y 8HQ

Tel: 020 7456 2000

THE COMPANIES ACT 1985 WRITTEN RESOLUTION OF THE SHAREHOLDERS OF COTT BEVERAGES LIMITED (COMPANY NUMBER 2836071)

We, the undersigned, being all of the members of the Company entitled to attend and vote at any general meeting of the Company unanimously agree pursuant to s.381A of the Companies Act 1985 that the following resolutions be passed as written resolutions of the Company having effect as special resolutions and confirm that they shall be as valid and effective for all purposes as if the same had been passed at a general meeting of the Company duly convened and held:

SPECIAL RESOLUTIONS

THAT:

1	the Articles of Association of the Company be and are hereby amended by the deletion of Article 5 and replacement with the following wording as a new Article 5:

“Notwithstanding anything contained in these Articles, whether expressly or impliedly contradictory to the provisions of this Special Article (to the effect that any provision contained in this Special Article shall override any other provision of these Articles)

5.1	The Directors shall not decline to register any transfer of shares, nor may they suspend registration thereof, where such transfer:

5.1.1	is to any bank, institution or other person to which such shares have been charged by way of security, or to any nominee of such a bank, institution or other person (or a person acting as agent or security trustee for such person) (a “Secured Institution”); or

5.1.2	is delivered to the Company for registration by a Secured Institution or its nominee in order to perfect its security over the shares; or

5.1.3	is executed by a Secured Institution or its nominee pursuant to a power of sale or other power existing under such security,

and the Directors shall forthwith register any such transfer of shares upon receipt and furthermore notwithstanding anything to the contrary contained in these Articles no transferor of any shares in the Company or proposed transferor of such shares to a Secured Institution or its nominee and no Secured Institution or its nominee shall (in either such case) be required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for any valuable consideration or otherwise.”;

2

the terms and conditions (as the same may be amended, varied, supplemented or substituted from time to time) of each of the Documents (as defined below) which the Company is proposing to enter into in connection with a multi-currency revolving credit

1

agreement (the “Credit Agreement”) to be entered into between, the Company’s Canadian ultimate parent company, Cott Corporation (the “Parent”), Cott Beverages Inc (the “US Borrower”), the Company (the “UK Borrower”), Cott Embotelladores de Mexico, S. A. de C. V. (the “Mexican Borrower” and the Parent, the US Borrower, the UK Borrower and the Mexican Borrower are together the “Borrowers”) and Wachovia Bank, National Association as administrative agent and security trustee (the “Bank”) pursuant to which the Bank had offered to make available to the Borrowers a revolving credit facility (the “Facility”) in the initial aggregate principal amount of US$100,000,000 with an option to increase the aggregate principal amount of the Facility by up to US$150,000,000 upon the terms and subject to the conditions detailed therein and which shall be used (i) to refinance certain existing indebtedness, (ii) for general corporate purposes, including, without limitation, working capital, capital expenditures, expenditures in the ordinary course of business and permitted acquisitions and investments and (iii) to pay fees and expenses related to the Facility, be and are hereby approved and (notwithstanding any provisions of the Memorandum and Articles of Association of the Company or any personal interest of any of the directors) the directors of the Company be and are hereby empowered, authorised and directed to complete and enter into each such document, being:

2.1	a $100,000,000 multicurrency revolving credit facility to be entered into between, among others, the Bank and the Company (the “Credit Agreement”);

2.2	a debenture to be entered into by the Company in favour of the Bank (the “Debenture’); and

2.3	a New York law governed guaranty agreement to be entered into by, among others, the Company in favour of the Bank (the “Guaranty Agreement”);

2.4	a HSBC Bank plc (“HSBC”) multi-currency overdraft facility letter to be entered into between the Company and HSBC (the “HSBC Facility Letter”);

2.5	a HSBC standard form fax indemnity to be given by the Company (the “HSBC Fax indemnity”),

(together the “Documents” and each a “Document”);

3	(I) the execution and delivery by the Company of each of the Documents, (II) the performance by the Company of its obligations under each of the Documents and (III) the transactions contemplated by each such Document be and are hereby approved.

Director For and on behalf of Cott Retail Brands Limited

Dated: 30 March 2005

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